UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2010

XELR8 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 1, 2010, the Board of Directors appointed Kevin C. Sherman as the Company’s Executive Vice President.  The Company entered into a one-year employment agreement with Mr. Sherman when he joined the Company as Vice President of Strategy and Network Development on June 1, 2009 (“Agreement”).  The Agreement is automatically extended for additional one year periods unless notice is provided to Mr. Sherman at least 90 days prior to expiration of the initial term.  Mr. Sherman is paid a base salary equal to $140,000 per year.  Under the terms of the Agreement, Mr. Sherman received an option to purchase 100,000 shares of the Company’s Common Stock at $0.20 a share, the fair market value of the Company’s shares of Common Stock on the date of grant.  The option vests and becomes exercisable in equal annual installments over the four year period following the date of grant.

Prior to joining the Company in June 2009, Mr. Sherman served as the Senior Manager of Network Development of Product Partners, LLC from May 2008 to May 2009.  Prior to that Mr. Sherman served as the Chief Operating Officer of Hand & Associates from January 2008 to May 2008, and as the Director of Development and Principal of Holy Innocents School from August 2007 to December 2007.  Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007.  Mr. Sherman achieved an impressive record of revenue enhancement and organizational development for Product Partners LLC, a leading network marketing company emphasizing fitness and nutrition which was listed in Entrepreneur Magazine's 500 Fastest Growing Businesses in America with current sales over $400 million a year.

Item 9.01                                Financial Statements and Exhibits

(d)           Exhibits

99.1       Employment Agreement, dated June 1, 2009, by and between Kevin Sherman and XELR8 Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: February 4, 2010	XELR8 HOLDINGS, INC.
By: /s/ Daniel W. Rumsey Daniel W. Rumsey Interim Chief Executive Officer